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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                                        SEC FILE NUMBER:  1-8402
                                                        CUSIP NUMBER:  463664102

                                 (Check One):
[X] Form 10-K  [_] Form 11-K  [_] Form 20-F  [_] Form 10-Q  [_] Form N-SAR

For Period Ended:  September 27, 1998

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

______________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

______________________________________________________________________________
PART I - REGISTRANT INFORMATION

______________________________________________________________________________
Full Name of Registrant
                            IRVINE SENSORS CORPORATION
______________________________________________________________________________
Former Name if Applicable

______________________________________________________________________________
Address of Principal Executive Office (Street and Number)
                            3001 Redhill Avenue, Building III
______________________________________________________________________________
City, State and Zip Code
                            Costa Mesa, California 92626
______________________________________________________________________________

PART II - RULES 12b-25(b) AND (c)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
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(c)  The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
                                Not Applicable
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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

                              See Rider Attached
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PART IV - OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification

      John J. Stuart, Jr.                (714)           549-8211
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           (Name)                      (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                [X]   Yes     [_]   No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                [_]   Yes      [_]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          IRVINE SENSORS CORPORATION
                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 24, 1998.          By:    /s/ John J. Stuart, Jr.
                                        -------------------------------------
                                          Chief Financial Officer

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                          IRVINE SENSORS CORPORATION
                             RIDER TO FORM 12b-25
                            Date: December 24, 1998

Response to Part III
--------------------

     The preparation of the financial statements of Irvine Sensors Corporation (the "Registrant") will not be completed by December 28, 1998, the last day for a timely filing of its Annual Report on Form 10-K for the fiscal year ended September 27, 1998, pursuant to Rule 0-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

     On October 2, 1998, the Company filed Form 8-K reporting a change in its Certified Public Accountant. The new Accountant, Grant Thornton LLP, has required more time to familiarize itself with the Company's operations and the results thereof.

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